UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2013

Comprehensive Care Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9927	95-2594724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3405 West Dr. Martin Luther King Jr. Blvd, Suite 101 Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

(813) 288-4808

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 3, 2013, Comprehensive Care Corporation, a Delaware corporation (the “Company”), and certain of its direct and indirect subsidiaries (collectively, the “Guarantors”) entered into a Senior Secured Revolving Credit Facility Agreement (the “Credit Agreement”) with TCA Global Credit Master Fund, LP, as lender (the “Lender”).

The Credit Agreement provides for a revolving credit facility (the “Credit Facility”) of up to $5,000,000. Funds under the Credit Facility will be made available to the Company on an as-needed basis, with an initial draw down at closing of $1,000,000 less transaction expenses. The Credit Facility is guaranteed by the Guarantors and is secured by the assets of the Company and the Guarantors. The Company intends to use the proceeds of the Credit Facility for general working capital purposes. Neither the Company nor the Guarantors had any relationship with the Lender, material or otherwise, prior to entering into the Credit Agreement.

The maturity date for the Credit Facility is the six-month anniversary of the effective date (the “Maturity Date”), and the Company has the option (so long as no event of default exists and no event has occurred that, with the passage of time or giving of notice or both, would constitute an event of default) to request an extension of the Maturity Date for an additional six month period, which request may be accepted or rejected by the Lender in its sole discretion.

Borrowings under the Credit Facility outstanding from time to time will bear interest at an annual rate of 12% and such interest will be payable on a weekly basis. The Company may repay principal amounts borrowed under the Credit Facility from time to time prior to the Maturity Date, but all outstanding amounts under the Credit Facility must be repaid in full on or prior to the Maturity Date. Principal amounts repaid under the Credit Facility may be re-borrowed prior to the Maturity Date.

The Credit Agreement contains representations and warranties, affirmative and negative covenants (including financial covenants with respect to positive EBITDA, minimum revenues and a loan-to-value ratio) that are typical for facilities and transactions of this type. The Credit Agreement also contains events of default (and related remedies, including acceleration and increased interest rates following an event of default) that are typical for facilities and transactions of this type.

Loans under the Credit Facility will be evidenced by a Revolving Convertible Promissory Note (the “Revolving Note”). At any time while the Revolving Note remains outstanding, subject to certain limitations, the Lender may convert all or any portion of the outstanding principal, accrued but unpaid interest and other sums payable under the Revolving Note or the Credit Agreement into shares of the Company’s common stock, par value $0.01 per share, at a price equal to (i) the amount to be converted, divided by (ii) 85% of the lowest daily volume weighted average price of the Company’s common stock during the five business days immediately prior to the conversion date.

As consideration for investment banking and advisory services provided by the Lender to the Company, pursuant to the Credit Agreement the Company paid a fee to the Lender in the form of 1,470,588 shares (the “Fee Shares”) of the Company’s common stock. The Fee Shares are subject to redemption at the option of the Lender under certain circumstances and, if after the closing date the Company files a registration statement with respect to its common stock with the Securities and Exchange Commission, the Lender will have the right to “piggyback” onto such registration statement and have the Fee Shares then held by the Lender registered pursuant to such registration statement.

The Fee Shares and the Revolving Note were issued by the Company upon reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) thereof.

The foregoing description is a summary of certain of the terms of the Revolving Note and the Credit Agreement. This summary does not purport to be complete and is qualified in its entirety by the complete text of (i) the Revolving Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference and (ii) the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, and.

For additional information, see the press release attached hereto as Exhibit 99.1, which is hereby incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligations under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Revolving Convertible Promissory Note

10.1	Senior Secured Revolving Credit Facility Agreement

99.1	Press Release of Comprehensive Care Corporation dated May 6, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2013	COMPREHENSIVE CARE CORPORATION

	By:	/s/ Clark A. Marcus
Clark A. Marcus
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Revolving Convertible Promissory Note

10.1	Senior Secured Revolving Credit Facility Agreement

99.1	Press Release of Comprehensive Care Corporation dated May 6, 2013